Williams Controls, Inc.
                             -----------------------

                    Notice of Annual Meeting of Stockholders
                         to be held on February 26, 1999
                         -------------------------------

The Annual Meeting of Stockholders of Williams Controls, Inc. (the "Company") will be held at the offices of the Company's subsidiary, Premier Plastic Technologies, Inc., 42155 Merrill Street, Sterling Heights, Michigan on Friday, February 26, 1999 at 10:00 a.m. Eastern Standard Time, for the following purposes:


     1. To elect two Class III directors for a three year term expiring in 2002. To be elected, a nominee must have more shares cast in his favor than shares for which voting authority is withheld.

     2. To consider and approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares, available for grant thereunder, from 3,000,000 to 4,500,000. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on this proposal.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.


         Stockholders holding shares of Common Stock and Series A Preferred Stock of record at the close of business on January 27, 1999 will be entitled to receive notice of and vote at the meeting.

         Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope provided for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors,

Gerard A. Herlihy
Secretary


January 27, 1999
Portland, Oregon

                                 Proxy Statement
                 for the 1999 Annual Meeting of Stockholders of
                             Williams Controls, Inc.
                             -----------------------

                           Forward-Looking Statements
                           --------------------------

         This Proxy Statement may contain certain "Forward-Looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1965 or by the Securities and Exchange Commission in its Rules, Regulations and Releases, which represent the Company's expectations or beliefs, including but not limited to, statements concerning the Company's operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "might," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulations, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other company filings with the Securities and Exchange Commission.

                             Additional Information
                             ----------------------

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549 or at the Regional Offices of the Commission which are located as follows:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy statements and other information filed electronically by the Company with the Commission which can be accessed over the internet at http://www.sec.gov.

                               General Information
                               -------------------

     This Proxy Statement is furnished to stockholders of Williams Controls, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Friday, February 26, 1999 at the office of the Company's subsidiary, Premier Plastic

Technologies, 42155 Merrill Street, Sterling Heights, Michigan, at 10:00 a.m., Eastern Standard Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card (collectively the "Proxy Materials") will be first sent to the Company's stockholders on or about January 29, 1999.

         As of the close of business on January 27, 1999, the record date for entitlement to notice of and vote at the Meeting, the Company had outstanding 18,338,588 shares of common stock, $.01 par value per share (the "Common Stock") and 80,000 shares of Series A 7 1/2% Convertible Redeemable Preferred Stock, $.01 par value per share ( the "Preferred Stock"). The presence, in person or by proxy, of holders of one-third of the shares of capital stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

         Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented at the Meeting. Each share of Preferred Stock outstanding on the record date is convertible into 36.364 shares of Common Stock and is entitled to that number of votes on each matter presented at the Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Approval of the amendment to the 1993 Stock Option Plan requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on this proposal.

         Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. As to any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, those shares will not be counted as voting on the particular matter.

         A stockholder who gives his proxy may revoke it at any time before it is voted by giving notice of the revocation thereof to the Secretary of the Company, by filing another proxy with said Secretary or by attending the Meeting and voting in person. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

         The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's Common Stock and Preferred Stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.


                       Proposal 1 - Election of Directors
                       ----------------------------------

         The Company's Certificate of Incorporation provides for three classes of directors with staggered terms of office. Nominees of each class serve for terms of three years and until the election and qualification of their successors or until their resignation, death, disqualification or removal from office.

         Prior to the filing of this proxy, the Board consisted of four members, including two Class I directors whose terms expire in 2001, one Class II director whose term expires in 2000 and one Class III director whose term expires in 1999. The Class III director, R. William Caldwell, who is retiring, will not stand for re-election at the Meeting and will become a director-emeritus of the Company. The bylaws of the Company permit a maximum of two directors in each of the three classes, and as such, management has decided to nominate two individuals to the Board as Class III directors. The nominees to fill the open Class III directorships, each covering a three year term, are Anthony B. Cashen and Charles G. McClure, neither of whom currently serve on the Board of the Company.

         Directors are elected by a plurality of the votes cast. Unless you withhold authority to vote for the nominee, your proxy will be voted for the election of Messrs. Cashen and McClure.

     If either Mr. Cashen or Mr. McClure becomes unavailable to serve as a director, discretionary authority may be exercised by the proxy holders named in the accompanying proxy card to vote for a substitute nominee proposed by the Board. Neither management nor the Board knows of any reason why Mr. Cashen or Mr. McClure would be unavailable to serve on the Board.


                                         Position/Offices             Year First
       Name                   Age          with Company                Elected
       ----                  -----       ----------------             ----------

Nominees:
---------
Class III - Term Expires 2002
-----------------------------

Anthony B. Cashen             64          Director                        ----
Charles G. McClure            45          Director                        ----

Continuing Directors:
---------------------
Class I - Term Expires 2001
---------------------------

Thomas W. Itin                64          President, Chairman             1988
                                          of the Board, Chief
                                          Executive Officer
                                          and Treasurer
H. Samuel Greenawalt          70          Director                        1994

ClassII - Term Expires 2000
---------------------------

Timothy S. Itin               40          Director                        1994



THOMAS W. ITIN has been Chairman of the Board and Chief Executive Officer of the Company since March 1989 and a Director since inception of the Company in November 1988. In addition, Mr. Itin was elected President and Treasurer of the Company in June 1993. Mr. Itin serves on the Cornell University Council and is Chairman of the Technology Transfer Committee of the Council. Mr. Itin has been Chairman, President and owner of TWI International, Inc. ("TWI") since he founded that entity in 1967. TWI acts as consultant for mergers, acquisitions, financial structuring, new ventures and asset management. Mr. Itin also is the owner and principal officer of Acrodyne Corporation. In addition, Mr. Itin is Chairman of the Board and President of LBO Capital Corporation and Ajay Sports, Inc., both of which are publicly-held corporations. Mr. Itin was awarded a Masters of Business Administration degree from New York University and received a Bachelor of Science degree from Cornell University.

H. SAMUEL GREENAWALT has served as a director of the Company and a member of the Audit Committee of the Board since March 1994. From 1987 until his retirement in June 1994, Mr. Greenawalt served as Senior Vice President, Business Development, for Michigan National Bank in Detroit, Michigan. Mr. Greenawalt continues to provide consulting services to Michigan National Bank. From 1958 to 1987, Mr. Greenawalt served in various commercial lending capacities at Michigan National Corporation. From 1954 to 1958, he was with the investment firm of McNaughton-Greenawalt Company. Since June 1993, Mr. Greenawalt has served as a director of Enercorp, Inc., a publicly traded business development company that owns approximately ten percent of the Common Stock of the Company. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

TIMOTHY S. ITIN has served as a director of the Company and a member of the Audit and Compensation Committees of the Board since March 1994. Since January 1999, he has been a Partner in the investment banking firm of Thomas Weisel Partners in San Francisco, California. From July 1998 to December 1998, he was a Principal of the investment banking firm NationsBank Montgomery Securities, LLC, located in San Francisco, California. From January 1996 to June 1998, Mr. Itin was a Managing Director of the investment banking firm Volpe Brown Whelan & Company, LLC, in San Francisco. From 1991 through 1995, Mr. Itin was a Managing Director of Jensen Securities, an institutional brokerage firm located in Portland, Oregon, where he served on Jensen's management committee. From 1989 to 1991, he was employed by Laurel Management Partners, a money management affiliate of Montgomery Securities. From 1983 to 1989, Mr. Itin was a Limited Partner at Montgomery Securities and worked in the field of investment banking, institutional trading and full service brokerage in San Francisco. Mr. Itin has earned the designation of Chartered Financial Analyst (CFA) and received a Bachelor of Arts degree in economics from Dartmouth College.

ANTHONY B. CASHEN has been nominated to serve as a director of the Company for a three-year term beginning in 1999. For the past five years, Mr. Cashen has served as a Managing Partner, then as a Senior Partner, of LAI Ward Howell, a publicly held management consulting and executive recruiting firm located in New York City. He has served as Secretary, Treasurer and director of LBO Capital Corporation, a publicly held Company, since its inception. He currently serves as a director of Immucell Corp. and Ajay Sports, Inc., both publicly held companies. See "Certain Relationships and Related Transactions". Previously, Mr. Cashen had been an officer and principal of the investment firms A.G. Becker, Inc. and Donaldson Lufkin and Jenrette, Inc. He received an MBA from the Johnson Graduate School of Management at Cornell University, and a Bachelor of Science degree from Cornell University.

CHARLES G. MCCLURE has been nominated to serve as a director of the Company for a three-year term beginning in 1999. Since August 1997, he has been President of Detroit Diesel Corporation, a publicly held company, and has been a director since November 1997. From 1995 to 1997, he was President, and before that Vice President and General Manager, of the Americas Division of Johnson Controls, Inc., a publicly held company. From 1992 to 1995, he was Vice President and managing director of Johnson Controls' Automotive Systems Group's European Operations. Mr. McClure serves on the Cornell University Council and is a member of the Technology Transfer Committee of the Council. He received an MBA from the University of Michigan and a Bachelor of Science degree from Cornell University.

 Proposal 2 - Approval of an Amendment to the Company's 1993 Stock Option Plan
 -----------------------------------------------------------------------------

         The Board has approved, and is requesting that the stockholders of the Company approve, an amendment (the "Amendment") to the Company's 1993 Stock Option Plan, as amended (the "1993 Plan"), to increase the number of shares reserved for issuance upon exercise of stock options granted thereunder from an aggregate of 3,000,000 shares of Common Stock, as adjusted annually (the "Available Shares") to 4,500,000 shares of Common Stock, as adjusted annually in accordance with the 1993 Plan.

         The 1993 Plan provides for an annual adjustment in the number of Available Shares, commencing December 31, 1994, to a number no less than 4.3% of the number of shares outstanding on December 31 of the preceding year. In 1995, the stockholders approved an amendment to the Plan to increase the number of shares allocated under the plan to no more than 1,500,000, and in 1998, the stockholders approved an amendment to the Plan to increase the number of shares allocated under the plan to no more than 3,000,000. Since the number of shares allocated under the plan exceeds 4.3% of the number of outstanding shares of common stock of the Company, the number of shares reserved under the 1993 Plan has not increased under this provision. The 1993 Plan further provides that, even after the annual adjustment, no more than 3,000,000 shares of Common Stock would be available for the grant of Incentive Stock Options under the 1993 Plan. If the Amendment is approved, no more than 4,500,000 shares of Common Stock will be available for grant under Incentive Stock Options even after the future annual adjustments.

         The following table shows, as of December 31, 1998, the status of Available Shares:


-------------- ---------------- ------------ ------------------ ----------------
Shares          # of Options    # of Options  Shares Subject    Shares Avail.For
Reserved       Granted (Net of    Exercised   to Outstanding     Grant of Future
                 Forfeitures)                    Options             Options
-------------- ---------------- ------------ ------------------ ----------------
3,000,000        2,642,875         8,750         2,634,125           357,125
-------------- ---------------- ------------ ------------------ ----------------


         If the Amendment is approved, 1,500,000 additional shares of Common Stock will be added to the total number of shares reserved under the 1993 Plan, making an aggregate of 1,857,125 shares available for the grant of future options under the 1993 Plan, representing 4,500,000 shares less the 2,642,875 options previously granted.

         The 1993 Plan was adopted by the Board on September 20, 1993 for a ten-year term. Amendments to the 1993 Plan were approved by the stockholders on February 22, 1995 and March 27, 1998, increasing the maximum number of shares to be allocated under the 1993 Plan from the original amount of 700,000 to 1,500,000 and then to 3,000,000, respectively.

         The Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of the business of the Company. To the extent of the Options already granted under the 1993 Plan and to the extent that management personnel may be eligible to receive additional options which may be granted under the Plan, management has an interest in obtaining approval of the Amendment by the Company's stockholders. At December 31, 1998 approximately 74%, or 280 of the Company's non-union employees were participating in the Plan. The 1993 Plan currently provides that employees, officers of and consultants to the Company are eligible to participate in the 1993 Plan.

         The 1993 Plan is currently administered by the Board's Compensation Committee ("Committee"). Grants of stock options under the 1993 Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In addition to determining who will be granted Options, the Committee has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Committee may determine which Options may be options intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") or Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. See "Federal Income Tax Consequences" below. The Committee also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the instruments evidencing Options granted under the 1993 Plan, subject to the limitations of the Plan. The Committee may adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the 1993 Plan.

         The Committee also may construe the 1993 Plan and the provisions in the instruments evidencing Options granted under the Plan and is empowered to make all other determinations deemed necessary or advisable for the administration of the 1993 Plan. The Committee may not adversely affect the rights of any participant under any unexercised Option or any portion thereof without the consent of such participant. Unless sooner terminated by the Committee, the Plan will terminate on September 20, 2003. At such time, the Committee would become unable to grant further options. However, prior granted options will remain in effect through their expiration and exercise dates.

         The 1993 Plan contains provisions for proportionate adjustment of the number of shares for outstanding Options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares. In addition, the Plan provides for adjustments in the purchase price and exercise period by the Committee in the event of a proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off, spin-off, merger or consolidation of the Company with another corporation, or in the event there is a change in constitution of the Common Stock of the Company.

         In determining persons to whom Options will be granted and the number of shares to be covered by each Option, the Committee takes into account the duties of the optionees, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant to accomplish the purposes of the 1993 Plan.

         Only employees of the Company, as the term "employees" is defined for the purposes of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), are entitled to receive Incentive Stock Options. Incentive Stock Options granted under the 1993 Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

         Each Option granted under the 1993 Plan is evidenced by a written Option Agreement between the Company and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the Fair Market Value per share on the date of grant of the Option; provided, however, that any Incentive Stock Option granted under the Plan to any person owning more than ten percent of the total combined voting power of the Common Stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Stock Option. Each Non-Qualified Stock Option granted under the 1993 Plan will be at a price not less than 80% of the Fair Market Value per share on the date of grant thereof. In the past, all grants made under the 1993 Plan have been made at 100% of the Fair Market Value of the Company's Common Stock on the date of grant, unless a higher exercise price is required under the Code for Incentive Stock Options. "Fair Market Value" per share as of a particular date is defined in the Plan as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the Nasdaq National Market System or, if none, the average of the closing bid and asking prices of the Company's Common Stock as reported by Nasdaq or, if such quotations are unavailable, the value determined by the Committee in its discretion in good faith.

         The exercise period of Options granted under the 1993 Plan may not exceed ten years from the date of grant thereof. Incentive Stock Options granted to a person owning more than ten percent of the total combined voting power of the Common Stock of the Company will be for no more than five years. The Committee will have the authority to accelerate or extend the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the Option beyond ten years from the date of the grant.

         To exercise an Option, the optionee must pay the full exercise price in cash, in shares of Common Stock having a Fair Market Value equal to the Option Price, or in property, or in a combination of cash, shares and property and, subject to approval of the Committee. The Committee has the sole and absolute discretion to determine whether or not property other than cash or Common Stock may be used to purchase the shares of Common Stock thereunder and, if so, to determine the value of the property received.

         Options granted under the 1993 Plan may be exercised only during the option term and only to the extent vested at the time of exercise. If the optionee ceases to be an employee, officer of or consultant to the Company or a Subsidiary of or Parent of the Company, other than by reason of death, disability, retirement or for cause, all Options granted to such optionee but not yet exercised will terminate three months after the date the optionee ceased to be an employee and/or officer of the Company.

         If an optionee dies while an employee and/or officer of the Company, or if the optionee's employment or officer status terminates by reason of disability or retirement, all Options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death, disability or retirement of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the optionee; provided, however, that in the case of Incentive Stock Options, such one-year period will be limited to three months in the case of retirement.

         Options granted under the 1993 Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by the optionee's legal representative. An optionee has no rights as a stockholder with respect to any shares covered by an Option until the Option has been exercised.

         The Company, to the extent permitted or required by law, will deduct a sufficient number of shares due to the optionee upon exercise of the Option to allow the Company to pay federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option from any payment of any kind otherwise due to the optionee. The Company is not obligated to advise any optionee of the existence of any tax or an amount that the Company will be so required to withhold.

Federal Income Tax Consequences
-------------------------------

         The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws.

Incentive Stock Options.
------------------------

         No income results to the holder of an Incentive Stock Option upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the Option shares in excess of the Option exercise price will be considered a capital gain, except that, if a sale, taxable exchange or other disposition occurs within one year after exercise of the Incentive Stock Option or two years after the grant of the Incentive Stock Option (generally considered to be a "disqualifying disposition"), the optionee will realize compensation, for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares, exceeds the exercise price. The difference between the exercise price and the fair market value of the shares acquired at the time of exercise is a tax preference for the purpose of calculating the alternative minimum tax on individuals under the Code. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the stock. The result is achieved by adding the preference amount included in alternative minimum taxable income in the year of exercise to the basis of the stock. For alternative minimum tax purposes, the basis of stock is the fair market value of the stock on the date of exercise. This rule reduces the amount of income to the alternative minimum tax in the year the stock is sold.

Non-Qualified Stock Options.
----------------------------

         No compensation will be realized by the optionee of a Non-Qualified Stock Option at the time it is granted, provided the exercise price is at least equal to the value of the underlying shares at the time of the grant. Upon the exercise of a Non-Qualified Stock Option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a Non-Qualified Stock Option by surrendering shares of the Company's Common Stock, the optionee will not recognize income or gain at the time of exercise.

Consequences to the Company.
----------------------------

         The Company recognizes no deduction at the time of grant or exercise of an Incentive Stock Option. The Company recognizes no deduction at the time of grant of a Non-Qualified Stock Option provided the option price of the Option is at least equal to the value of the underlying shares. The Company will recognize a deduction at the time of exercise of a Non-Qualified Stock Option to the extent the option price is less than the value of the shares acquired or to the extent the optionee recognizes income upon a disqualifying disposition of shares underlying an Incentive Stock Option.

Recommendation and Vote Required
--------------------------------

         Management and the Board of Directors recommend that the stockholders vote "FOR" approval of the Amendment. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on this proposal.


                    Board of Directors and Committee Meetings
                    -----------------------------------------

         During the fiscal year ended September 30, 1998, the Board held a total of eight meetings and acted by unanimous written consent six times. The Board maintains an Audit Committee, a Compensation Committee and a Nominating Committee. The members of the Audit Committee are H. Samuel Greenawalt and Timothy S. Itin. The Audit Committee primarily reviews internal accounting procedures and oversees the review and engagement of the Company's independent accountants. The Audit Committee met three times during the year. The members of the Compensation Committee are Timothy S. Itin and William Caldwell, who is retiring from the Board on February 26, 1999. The Compensation Committee primarily reviews and sets compensation paid to the Company's executive officers and directors and makes recommendations to the Board regarding awards under the 1993 Plan. The Compensation Committee met four times during the year. The members of the Nominating Committee are Timothy S. Itin and H. Samuel Greenawalt. The Nominating Committee primarily recommends persons to serve as directors of the Company. The Nominating Committee met two times during the year. Each director attended more than 75% of the meetings of the Board of Directors, the Audit, Compensation and Nominating Committees during the period in which he served.

     Timothy S. Itin is the son of Thomas W. Itin. There are no other family relationships between any director, executive officer or nominees for director of the Company.

                        Executive Officers of the Company
                        ---------------------------------

         The following table sets forth, as of December 31, 1998, the names and ages of the Company's executive officers, including all positions and offices held by each such person. These officers serve at the pleasure of the Board.

   Name                  Age                    Position
   ----                  ---                    --------

   Thomas W. Itin         64   President, Chairman of the Board, Chief Executive
                               Officer and Treasurer
   Gerard A. Herlihy      46   Chief Administrative and Chief Financial Officer,
                               Secretary and Principal Accounting Officer
   Timothy J. Marker      49   Vice President - Sales and Marketing
   Thomas K. Ziegler      53   Vice President and Counsel

For information regarding Mr. Itin, see his biography above.

GERARD A. HERLIHY has been Chief Financial and Administrative Officer since February 1997, Secretary of the Company since August 1997. Prior to joining the Company, Mr. Herlihy directed turnarounds of financially troubled companies. From 1994 to 1996, he was President and Chief Operating Officer and a member of the Board of Directors of CliniCorp, Inc., a publicly-held healthcare company. CliniCorp filed for Chapter 11 bankruptcy protection during the year following Mr. Herlihy's resignation. From 1992 to 1993, he was Chief Financial Officer and a member of the transition turnaround team at Melnor, Inc., a $50 million manufacturer of lawn and garden products. From 1991 to 1992, Mr. Herlihy was the turnaround advisor to and a member of the Board of Directors of Blount Doors and Millwork, Inc., a $40 million door manufacturer. Positions held prior to 1991 included acquisition advisory work for William E. Simon & Sons, Managing
Director of Corporate Finance at Thomson McKinnon Securities, and audit supervisor at Peat, Marwick, Mitchell & Co. Mr. Herlihy has an MBA Degree from the Harvard Business School and a Bachelor of Science Degree from the University of Rhode Island. He is also a Certified Public Accountant ("Retired Status").

TIMOTHY J. MARKER has been Vice President, Sales and Marketing of the Company since August 1997. Prior to joining the Company, from 1996 to 1997, he was the President of Electro-Mechanical Products, a $50 million company involved in the manufacture and sale of precision switches, sensors and RFI noise suppression devices to the global automotive industry, which is a division of Alcoa Fujikura Limited. From 1989 to 1995, Mr. Marker was President of Electro-Mechanical Products, a division of Electro-Wire Products, Inc. From 1982 to 1988, Mr. Marker was Vice President of Sales/Engineering for this same company. From 1972 to 1982, Mr. Marker worked for General Motors' Packard Electric Division, where his last position was Account Manager responsible for Packard's Chevrolet Truck account with annual sales of $310 million. Mr. Marker has a Bachelor of Science degree from Purdue University.

THOMAS K. ZIEGLER has been Counsel since 1994 assuming the position of Vice President in 1998. Since 1994, he has been President of Williams Technologies, Inc., a wholly-owned subsidiary of the Company involved in research and development and technology partnering on behalf of the Company's subsidiaries. From 1989 to 1994, he was an attorney practicing patent law for the firm Dykema Gossett in Bloomfield Hills, Michigan. He received a Juris Doctor degree in Law and a Bachelor of Science degree in Electrical Engineering, both from the University of Missouri.

                             Executive Compensation
                             ----------------------

Summary Compensation Table
--------------------------

The table below sets forth the compensation received by the Chief Executive Officer of the Company and other executive officers of the Company, for the past three fiscal years, who received compensation in excess of $100,000 during the fiscal year ended September 30, 1998. In addition, compensation is reported for one other employee of the Company who is not an executive officer of the Company who received compensation in excess of $100,000 during fiscal 1998. The Company has no restricted stock award or long-term incentive plans.


-------------------------------------------------------------------------------------------------------------
   Name and Principal        Year    Salary ($)   Bonus ($) (1)     Other Ann'l     Securities    All Other
        Position                                                   Compensation     Underlying   Compensation
                                                                                    Options (#)       ($)
-------------------------------------------------------------------------------------------------------------
Thomas W. Itin               1998      150,000       150,000                          300,000          -
-------------------------------------------------------------------------------------------------------------
Chief Executive Officer      1997      150,000       150,000           -              300,000          -
-------------------------------------------------------------------------------------------------------------
                             1996      150,000          -              -                 -             -
-------------------------------------------------------------------------------------------------------------
Gerard A. Herlihy            1998      120,000        60,000                           80,000          -
-------------------------------------------------------------------------------------------------------------
Chief Financial Officer      1997    75,000 (2)       50,000        20,000 (4)         70,000          -
-------------------------------------------------------------------------------------------------------------
                             1996         -             -                                -             -
-------------------------------------------------------------------------------------------------------------
Timothy J. Marker            1998    120,000 (3)      50,000                           70,000
-------------------------------------------------------------------------------------------------------------
VP - Sales and               1997      12,500          5,000                           30,000
Marketing
-------------------------------------------------------------------------------------------------------------
                             1996         -             -                                -
-------------------------------------------------------------------------------------------------------------
Thomas K. Ziegler            1998      120,000        35,000                           30,000
-------------------------------------------------------------------------------------------------------------
VP and Counsel               1997      120,000        30,000                           60,000
-------------------------------------------------------------------------------------------------------------
                             1996      120,000        30,000
-------------------------------------------------------------------------------------------------------------
Dennis C. Knowlton           1998   97,500 (2)(3)     40,000                           75,000
-------------------------------------------------------------------------------------------------------------
General Manager of           1997         -             -                                -
Williams Controls
Subsidiary
-------------------------------------------------------------------------------------------------------------
                             1996         -             -                                -
-------------------------------------------------------------------------------------------------------------


(1) Bonuses for 1997 were not known or calculable at the date that the 1998 proxy was mailed to stockholders. The table above reflects the bonus paid as 1997 compensation.
(2) The compensation reflects the fact that the executives noted, in the years noted, did not work for the entire fiscal year. Mr. Herlihy started in February 1997, Mr. Marker started in August 1997, and Mr. Knowlton started in January 1998.
(3) The "Salary" of Mr. Marker and Mr. Knowlton reflect performance-related bonuses built into regular compensation of $20,000 and $7,500, respectively.
(4) Other compensation reflects consulting fees paid prior to Mr. Herlihy's initial date of employment.

Options/SAR Grants Table
------------------------

     The table below summarizes options granted during the fiscal year ended September 30, 1998 to the executive officers and employee named in the Summary Compensation Table. The Company has not granted any SARs.

------------------  ----------   -----------  ----------  ----------  -----------------------------
     Name              # of       % of Total   Exercise   Expiration  Potential Realizable Value at
                    Securities     Options       Price       Date     Assumed Ann'l Rate of Stk.
                    Underlying    Granted to   ($/Share)              Price Appreciation
                     Options      Employees                           for Option Term
                     Granted
------------------  ----------   -----------  ----------  ----------  -----------    --------------
                                                                         5% ($)         10% ($)
------------------  ----------   -----------  ----------  ----------  -----------    --------------
Thomas W. Itin        300,000         34         2.44       3/12/03     117,525        339,996
------------------  ----------   -----------  ----------  ----------  -----------    --------------
Gerard A. Herlihy      80,000         9          2.50       3/26/08     125,779        318,748
------------------  ----------   -----------  ----------  ----------  -----------    --------------
Timothy J. Marker      70,000         8          2.50       3/26/08     110,057        278,905
------------------  ----------   -----------  ----------  ----------  -----------    --------------
Thomas K. Ziegler      30,000         3          2.50       3/26/08     47,167         119,531
------------------  ----------   -----------  ----------  ----------  -----------    --------------
Dennis C. Knowlton     25,000         3          2.50       1/5/08      39,306          99,609
                       50,000         6          2.63       3/26/08     82,542         209,179
------------------  ----------   -----------  ----------  ----------  -----------    --------------

Aggregated Option Exercises and Fiscal Year-End Option Value Table
------------------------------------------------------------------

The table below summarizes fiscal year-end option values of the executive officers and an employee named in the Summary Compensation Table.

------------------  -----------  ----------  ----------------------------  ---------------------------

         Name        # Shares     $ Value       Securities Underlying      Value of Unexercisable In-
                    Acquired on   Realized   Unexercised Options at Year    the Money Options at Year
                     Exercise                          End (#)                      End ($)
------------------  -----------  ----------  ----------------------------  ---------------------------
                                             Exercisable   Unexercisable   Exercisable  Unexercisable
------------------  -----------  ----------  -----------   --------------  -----------  --------------
Thomas W. Itin (a)       0            0         300,000        450,000        54,675        54,675
------------------  -----------  ----------  -----------   --------------  -----------  --------------
Gerard A. Herlihy        0            0          55,000         95,000        15,295        15,295
------------------  -----------  ----------  -----------   --------------  -----------  --------------
Timothy J. Marker        0            0          32,500         67,500         3,285         3,285
------------------  -----------  ----------  -----------   --------------  -----------  --------------
Thomas K. Ziegler        0            0          37,500         52,500        13,110        13,110
------------------  -----------  ----------  -----------   --------------  -----------  --------------
Dennis C. Knowlton       0            0          18,750         56,250         - 0 -         - 0 -
------------------  -----------  ----------  -----------   --------------  -----------  --------------

(a) In addition to these options, 150,000 exercisable options are held by Acrodyne Corporation, a company owned by Mr. Itin with a value of $294,750 at year end.

Pension Plan
------------

         Under the Company's Pension Plan, the Company is required to contribute amounts sufficient to fund specified retirement benefits for covered employees. Benefits are calculated on the basis of an employee's final average pay and length of service. Final average pay generally means the average of the employee's three highest annual compensation amounts during the last ten calendar years of employment. Compensation means taxable compensation plus any salary deferrals allowable under the Internal Revenue Code Sections 125 or 402. Compensation is limited in accordance with Internal Revenue Code Section 401(a)(17). For the 1997 calendar year, compensation considered under the plan may not exceed $160,000. Benefits are payable under normal (age 65), early (age 55 with 10 years of service) or deferred (over age 65) retirement or death.

         Employees who are officers or directors of the Company participate in the Pension Plan on the same basis as other employees, however, the plan is closed to new entrants. As a result, the only officer of the Company who is eligible for the plan is Thomas Itin. In general, an employee retiring under the plan will receive an annuity payable for life without any offsets.

         The following table sets forth estimated annual benefits as retirement under the Pension Plan for covered employees of the Company at various assumed years of service and levels of final average pay. The calculations are shown for an employee retiring at age 65 in the form of a level single life annuity to the employee. The years of credited service and final average pay for Pension Plan purposes as of September 30, 1998 for the Named Officer, Thomas Itin, is 6.00 years of service and $150,000 final average pay.


                      Estimated Annual Retirement Benefits
                      ------------------------------------
                                 (nearest $100)

---------------  ------  ------   ------   ------   ------   ------   ------
 Final Average     5       10       15       20       25       30       35
     Salary
---------------  ------  ------   ------   ------   ------   ------   ------
    $125,000      9,300  18,600   27,900   37,200   46,500   55,800   65,100
---------------  ------  ------   ------   ------   ------   ------   ------
    $150,000     11,400  22,700   34,100   45,500   56,800   68,200   79,500
---------------  ------  ------   ------   ------   ------   ------   ------
    $175,000     11,600  23,300   34,900   46,600   58,200   69,800   81,500
---------------  ------  ------   ------   ------   ------   ------   ------
    $180,000     11,600  23,300   34,900   46,600   58,200   69,800   81,500
---------------  ------  ------   ------   ------   ------   ------   ------


Compensation of Directors
-------------------------

         The non-employee directors of the Company are paid $500 for each regular Board meeting attended and are reimbursed for reasonable costs incurred to attend the meetings.

         In February 1998, R. William Caldwell, H. Samuel Greenawalt and Timothy
S. Itin, the non-employee directors of the Company, each received non-statutory stock options exercisable for ten years to purchase up to 10,000 shares of Common Stock for $2.44 per share. These stock options were automatically granted under the 1995 Stock Option Plan for Non-Employee Directors at 100% of the fair market value of the Common Stock on the date of grant.

Employment Contracts  and  Termination  of  Employment  and  Change  in  Control
--------------------------------------------------------------------------------
Arrangements
------------

         In 1994, the Company entered into a five-year employment contract with Mr. Itin under which he served as Chief Executive Officer at a minimum salary of $150,000 per year. On August 15, 1997, the Company' Board approved an employment agreement with Mr. Itin to employ him for the later of five years from the date of the Board approval or the termination of the guaranty he has provided to the Company. The employment agreement has not yet been signed. See "Certain Relationships and Related Transactions".

Board Compensation Committee Report on Executive Compensation
-------------------------------------------------------------

         The Compensation Committee of the Board is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Company's compensation philosophy is designed to achieve long-term growth in stockholder value. The Company's compensation policies are intended to attract, retain and motivate highly qualified executives who support a performance-oriented environment that rewards achievement based upon the

Company's performance and the individual's contribution and performance. There are three main components in the Company's executive compensation program: base salary, annual bonus incentive and long-term incentive.

         BASE SALARY. The base salary of each executive officer of the Company is measured against the median base pay level for positions with comparable functional responsibilities at companies with sales that are comparable in size to the Company's sales. Executive salaries are reviewed but not necessarily increased annually. Salary adjustments may be made by the Committee to recognize individual contribution and performance or to reflect an increased scope of responsibilities.

         ANNUAL INCENTIVE. Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

         The Company has implemented an annual incentive bonus, which provides executive officers and other key management employees the opportunity to earn annual incentive bonuses. As a pay-for-performance plan, the annual incentive bonus is intended to motivate and reward executive officers and other key employees by directly linking the amount of any cash bonus to two performance components: (1) corporate and/or operating unit financial performance (specific measurements are defined each year and threshold and payout levels are established to reflect the Company's objectives); (2) management's overall assessment of the executive officer/key employee performance. These criteria are reviewed and approved by the Committee. Under the guidelines adopted by the Committee, executive officers are eligible to receive up to 100% of their salary as an annual bonus, depending on actual earnings performance compared to target earnings goals.

         LONG TERM INCENTIVE. The Company utilizes stock options as a long-term incentive to reward and retain employees. The Committee believes that these programs serve to link management and stockholder interest and to motivate executive officers to make long-term decisions that are in the best interest of the Company and the stockholders. The Committee also believes that executive officers and other key employees should have significant ownership of the Company stock. As a group, executive officers and directors beneficially own approximately 42.8% of the outstanding common stock. In particular, Mr. Itin, the Company's Chairman and Chief Executive Officer beneficially owns approximately 30.5% of the outstanding shares.

         The Committee believes that stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an equity owner in the business. Stock options are granted from time-to-time, generally on an annual basis, based upon recommendations from management and the Committee. In general, stock options vest over ten years and employees must be employed by the Company in order to continue to accrue time towards the Plan's 3 year vesting schedule. As the stock options are granted at the fair market value on the date of grant, the Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

         It is the opinion of the Committee that the aforementioned compensation program provides features, which appropriately align the Company's executive compensation with corporate performance and the interest of its stockholders.

         For the fiscal year ended September 30, 1998, the Company's Chief Executive Officer was paid a base annual salary, provided for under his employment agreement with the Company, and, in December 1998, was paid a bonus based on the financial performance of the Company for the 1998 fiscal year. He also received a cash bonus for the 1997 fiscal year that was paid in February 1998. In addition, on March 12, 1998, he received a grant of 300,000 options under the 1993 Plan, which expire on March 12, 2003 at an option price of $2.44 per share. On May 1, 1997, he received a grant of 300,000 options under the 1993 Plan, which expire on May 1, 2002 at an option price of $2.13 per share. On May 1, 1997 he also had 150,000 options, originally granted on April 1, 1994 at an option price of $3.23, canceled and reissued at an option price of $2.13 per share and expiring May 1, 2002.

Timothy S. Itin, Chairman
R. William Caldwell

Performance Graph
-----------------

         The graph below compares the percentage changes in the Company's cumulative stockholder return on its Common Stock for the five-year period ended September 30, 1998, with the cumulative total return of the Nasdaq Stock Market (US Companies) and a peer index of the Nasdaq Stocks - Motor Vehicles and Motor Vehicle Equipment companies.

[Insert Graph]
--------------


                            CRSP Total Returns Index
                            ------------------------

--------  -----------------------   -------    -------   -------   -------   -------   -------
Legend         Indices              9/30/93    9/30/94   9/30/95   9/30/96   9/30/97   9/30/98
--------  -----------------------   -------    -------   -------   -------   -------   -------
Company   Williams Controls          100.0      184.2     197.1     162.1     140.0     140.0
--------  -----------------------   -------    -------   -------   -------   -------   -------
Market    Nasdaq Stock Market        100.0      100.8     139.3     165.2     226.8     231.8
          (US Companies)
--------  -----------------------   -------    -------   -------   -------   -------   -------
Peer      Nasdaq Stocks (SIC         100.0       97.5     100.0     113.5     191.2     148.7
Index     3710-3719 US Companies)
          Motor Vehicles and
          Motor Vehicle Equipment
--------  -----------------------   -------    -------   -------   -------   -------   -------


NOTES: The indices are reweighted daily, using market capitalization on the previous trading day. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used. The index level for all series was set at 100.0 on 9/30/93.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

         The table below sets forth, as of December 31, 1998, the number of shares of Common and Preferred Stock beneficially owned by each director and named executive officer of the Company individually, all executive officers and directors as a group and all beneficial owners of more than five percent of the Common and/or Preferred Stock. The following stockholders have sole voting and investment power with respect to their holdings unless otherwise noted.

                                      Amount of      Percentage     Amount of       Percentage of
                                     Common Stock     of Common   Preferred Stock    Preferred
Name and Address                     Beneficially      Stock       Beneficially        Stock
Of Beneficial Owner                     Owned          Owned*          Owned           Owned**
--------------------------------     ------------    ----------   ---------------   -------------



Thomas W. Itin (1)(2)(4)               5,713,752        30.5            -0-              -0-
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

Enercorp, Inc. (5)                     1,964,829        10.6            -0-              -0-
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

Acrodyne Corporation (6)               1,200,000         6.5            -0-              -0-
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

H. Samuel Greenawalt (7)(13)           2,177,729        11.8            -0-              -0-
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

R. William Caldwell (7)                   40,000         ***            -0-              -0-
515 McDonald Street
Midland, MI   48640

Timothy S. Itin (7)                       50,000         ***            -0-              -0-
1 Montgomery Street, Suite 3700
San Francisco, CA  94104

                                       Amount of     Percentage      Amount of       Percentage of
                                     Common Stock    of Common    Preferred Stock      Preferred
Name and Address                     Beneficially      Stock        Beneficially         Stock
Of Beneficial Owner                     Owned          Owned*           Owned            Owned**
---------------------------------    ------------    ----------   ---------------    -------------

Anthony B. Cashen (12)                 166,719          ***             -0-               -0-
99 Park Avenue, 20th Floor
New York, NY   10016

Charles G. McClure                       -0-            -0-             -0-               -0-
13400 Outer Drive, W.
Detroit, MI   48239

Gerard A. Herlihy (3)(8)               606,732          3.3             -0-               -0-
700 NW 12th Avenue
Deerfield Beach, FL 33442

Thomas K. Ziegler (9)                   56,500          ***             -0-               -0-
7001 Orchard Lake Road, Suite 422
West Bloomfield, MI 48322

Timothy J. Marker (10)                  45,787          ***             -0-               -0-
42155 Merrill Street
Sterling Heights, MI 48314

Dennis C. Knowlton (11)                 32,150          ***             -0-               -0-
14100 SW 72nd Avenue
Portland, OR 97224

Mark E. Brady (14)                     356,630          1.9           17,500             21.9
Robert J. Suttman, II
Ronald L. Eubel
7777 Washington Village Drive
Suite 210
Dayton, OH   45459

E. H. Arnold                             -0-            -0-            5,000              6.3
625 South Fifth Avenue
Lebanon, PA   17042

Dolphin Offshore Partners, L.P.          -0-            -0-           12,750             15.9
c/o Dolphin Management Inc.
129 East 17th Street
New York, NY   10007

All executive officers and           8,177,518         42.8            -0-                -0-
directors as a group (twelve persons)

       * Based upon 18,338,588 shares outstanding.
      ** Based upon 80,000 shares outstanding.
     *** Less than one percent.

1) Includes 375,000 shares of Common Stock issuable upon exercise of presently exercisable stock options held by Mr. Itin. Also includes 3,792,000 shares of Common Stock owned by family members and affiliates of Mr. Itin, including ownership of Acrodyne Corporation and/or its affiliates which also is reported separately in this table. Acrodyne Corporation is owned by TWI and TWI is owned by a Michigan co-partnership of which Mr. Itin is the sole equity owner. Also includes 58,200 shares of Common Stock held in the name of Dearborn Wheels, Inc. Mr. Itin disclaims beneficial ownership of the 58,200 shares. Also includes 402,600 shares of

      Common Stock owned by certain trusts for which Mr. Itin's spouse serves as trustee. Neither Mr. or Mrs. Itin is a beneficiary of these trusts, and they disclaim beneficial ownership of the 402,600 shares owned by the trusts. Also includes 166,719 shares of Common Stock held in the name of Ajay Sports, Inc. Mr. Itin is President, CEO and a director of Ajay Sports, Inc., and disclaims beneficial ownership of the 166,719 shares of Common Stock.

2) Includes 424,101 shares of Common Stock owned by the Company's Employee Stock Ownership Plan Trust (the "ESOP"), of which Mr. Itin is the trustee. Mr. Itin disclaims beneficial ownership of these shares, other than the 11,269 shares allocated for his benefit. Also includes 147,000 shares of Common Stock owned by the Company's Union Employees Pension Plan, of which Mr. Itin is a trustee. Mr. Itin disclaims beneficial ownership of these shares. Also includes 115,000 shares of Common Stock owned by the Company's Non-Union Employees Retirement Income Pension Plan, of which Mr. Itin is the trustee. Mr. Itin disclaims beneficial ownership of these shares. Also includes 204,323 shares of Common Stock owned by the Company's 401(k) Plan for Non-Union Employees, of which Mr. Itin is a trustee. Mr. Itin disclaims beneficial ownership of these shares except for 22,389 shares allocated for his benefit. Also includes 78,809 shares of Common Stock owned by the Company's 401(k) Plan for Union Employees, of which Mr. Itin is a trustee. Mr. Itin disclaims beneficial ownership of these shares. As a trustee, Mr. Itin shares voting and dispositive power over the securities owned by these plans.

3) Includes 204,323 shares of Common Stock owned by the Company's 401(k) Plan for Non-Union Employees, of which Mr. Herlihy is trustee. Mr. Herlihy disclaims beneficial ownership of these shares, other than 4,308 shares allocated for his benefit. Also includes 78,809 shares of Common Stock owned by the Company's 401(k) Plan for Union Employees, of which Mr. Herlihy is trustee. Mr. Herlihy disclaims beneficial ownership of these shares. Also includes 115,000 shares of Common Stock owned by the Company's Non-Union Employees Retirement Income Pension Plan, of which Mr. Herlihy is the trustee. Mr. Herlihy disclaims beneficial ownership of these shares. As a trustee, Mr. Herlihy shares voting and dispositive power over the securities owned by these plans.

4) Does not include the ownership by Enercorp, Inc. as reported separately in this table. Mr. Itin owns approximately 8.3% of the outstanding voting securities of Enercorp, Inc.

5) Includes 112,500 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

6) See Note (1) above regarding the ownership of Acrodyne Corporation. Mr. Itin may be deemed to be a beneficial owner of the shares of Common Stock owned by Acrodyne Corporation and its affiliates, and, therefore, these shares are included in the ownership reported for Mr. Itin in this table.

7) Includes 35,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

8) Includes 55,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

9) Includes 37,500 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

10) Includes 32,500 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

11) Includes 32,150 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

12) Includes 166,719 shares of Common Stock held in the name of Ajay Sports, Inc. Mr. Cashen is a director of Ajay Sports, Inc. and disclaims beneficial ownership of the 166,719 shares of Common Stock.

13) Includes 1,852,329 shares of Common Stock and 112,500 options that are exercisable within 60 days of the date of this table held in the name of Enercorp, Inc. Mr. Greenawalt is a director of Enercorp, Inc. owns approximately 2.4% of the outstanding voting shares of Enercorp, Inc. Mr. Greenawalt disclaims beneficial ownership of the 1,852,329 shares of Common Stock and 112,500 options.

14) Shares are owned by certain investment partnerships and by individuals over whose accounts Messrs. Brady, Suttman, and Eubel have voting and dispositive power. Messrs. Brady, Suttman and Eubel disclaim beneficial ownership of the shares owned by the investment partnerships and individuals other than an estimated 6,184 shares of Common Stock and 464 shares of Preferred Stock allocated for their benefit.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934
      --------------------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company has determined that all required reports were timely filed during the year.


                 Certain Relationships and Related Transactions
                 ----------------------------------------------

         At September 30, 1998 the Company had an investment in and notes receivable from Ajay Sports, Inc. ("Ajay") in the amount of $6,640,000, including a $500,000 note receivable reflected as a reduction in the Company's shareholders' equity relating to the issuance of 206,719 shares of the Company's common stock to Ajay. Ajay manufactures and distributes golf accessories and outdoor leisure furniture primarily to retailers in the United States. The Chairman of the Company is the Chairman of Ajay.

         The Company's investment in and note receivable from affiliate at September 30, 1998 is comprised of an investment in common and preferred stock of Ajay in the amount of $53,000 and $5,000,000 respectively and a secured note receivable in the amount of $1,087,000. The Company's common stock investment consisted of 686,274 shares (approximately 18% of Ajay's outstanding common stock). In addition, the Company owns options to acquire 1,851,813 additional shares of Ajay common stock at $1.08 per share. The Company could be obligated to advance to Ajay up to an additional $2,015,000 under the terms of an Intercreditor Agreement with a prior bank. The chairman of the Company has provided a guarantee of the investments in and loans to Ajay.

         In exchange for providing a loan to Ajay in 1994, the Company received options to purchase up to 2,538,087 shares (all Ajay share amounts adjusted for subsequent 1:6 reverse stock split), or 45% of the common stock of Ajay, at prices ranging from $2.04 to $3.00 per share, and received manufacturing rights in certain Ajay facilities through 2002 under a joint venture agreement. In October 1994, the Company exercised options to acquire 686,274 shares through a reduction in a note receivable in the amount of $1,400,000. The exercise prices for the remaining options were reduced to $1.08 as partial consideration for the July 1997 financing.

         In July 1995 Ajay obtained a credit facility from a bank which was used to repay the loan provided by the Company. In July 1997, the Company and Ajay refinanced their bank debt with a bank under a three-year joint revolving credit and term loan agreement. In connection with the July refinancing, the previous lender provided Ajay $2,340,000 of bridge financing and the Company provided Ajay $2,268,000 at loan closing to repay the previous loan. The sources of repayment for the bridge loan are expected to be primarily derived from future expected financial transactions of the Company. Any payments by the Company of the bridge loan would result in an increase in loans payable to the Company by Ajay. Through September 30, 1998, the Company has made required payments on the bridge financing of approximately $275,000. The remaining amount due on the bridge financing was $2,015,000 at September 30, 1998. In addition, as a condition to the bank financing, the Company agreed to assume notes payable due by Ajay to Enercorp in the amount of $200,000 and First Equity Corporation in the amount of $748,000. Enercorp and First Equity Corporation provided loans to Ajay during fiscal 1997 to help Ajay finance operations because the Company was prohibited by the terms of the loan agreement from down-streaming funds to Ajay while the previous loan was in default. The Company paid the note to First Equity Corporation during fiscal 1998. The Company paid Enercorp $50,000 during fiscal 1998 and issued Enercorp a note payable in the amount of $50,000 and 42,329 shares of common stock in the amount of $100,000 in satisfaction of the $200,000 assumed note.

         On June 30, 1998, the Company restructured its investment in Ajay (the "Ajay Restructuring".) The objective of the Ajay Restructuring is to separate the Company's and Ajay's financing, eliminate Ajay's dependency on the Company for capital and provide Ajay with adequate working capital to grow its operations and improve shareholder value which would benefit the Company. The restructuring provides Ajay three years to improve shareholder value at which time the notes receivable become due and payable. No dividends are accrued and payable on the preferred stock through July 31, 2001. The preferred stock dividend rate increases to an annual rate of 17% in 2001 and 24% in 2002, rates which the Company believes would require Ajay to raise capital from new sources to redeem the preferred stock.

         As a result of the Ajay Restructuring, the bank provided separate loan facilities to the Company and Ajay. Under the restructured facility, all joint and several liability, cross collateral agreements and guarantees of the Company with respect to the Ajay portion of the credit facility prior to the restructuring have been terminated. As consideration to the bank for the separate loan facilities, the Company provided Ajay $2,000,000 in additional capital during 1998, purchased Ajay notes payable of $948,000 previously provided by affiliated parties of the Company, and agreed to convert $5,000,000 of advances to Ajay into a new cumulative convertible preferred stock. The preferred stock is convertible into 3,333,333 shares of Ajay common stock. The secured promissory notes bear an annual interest rate of 16% payable monthly. In addition, Ajay has agreed to pay the Company annual administrative fees of $90,000 and a management fee for sourcing products overseas in the amount of $80,000 annually. An employee of Ajay provided management services to the company as an executive officer of the Company. Ajay was reimbursed approximately $95,000 in total for his 1998 and 1997 time and services. The Company accepted the officer's resignation in December 1998. Mr. Itin has provided an amended guaranty to the Company that guarantees the investments in and loans to Ajay.

         The Chief Executive Officer of the Company is a significant shareholder of Enercorp, Inc. ("Enercorp"), a publicly held business development company that beneficially owns approximately 10.6% of the Company's stock. Enercorp's President is the son-in-law of the Company's Chief Executive Officer. Enercorp provides the Company certain administrative, consulting and acquisition advisory services. Enercorp received options to purchase 50,000 shares of the Company's common stock in October 1998 at the market price at the date of grant. In April 1998, the Company paid Enercorp $25,000 for administrative and consulting services performed in fiscal 1997.

                         Independent Public Accountants
                         ------------------------------

         The Company's financial statements for the fiscal year ended September 30, 1998 were audited by Arthur Andersen, LLP ("Andersen"). The Company's financial statements for the fiscal year ended September 30, 1997 were audited by Horwath Gelfond Hochstadt Pangburn & Co. ("Gelfond"). On July 29, 1998, the Company notified Gelfond that the Company's Board of Directors, effective that same day, had decided to retain the services of Andersen as its independent public accountants, which would complete the audit of the Company's books and records for the year ended September 30, 1998. There were no disagreements with Gelfond on matters related to the previous audit relationship. Representatives of Andersen are not expected to be present at the Meeting.

                              Stockholder Proposals
                              ---------------------

         All proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received at the Company's corporate offices at 14100 SW 72nd Avenue, Portland, Oregon 97224, Attention: Corporate Secretary, on or before October 26, 1999, in order to be considered for inclusion in the proxy statement for the year 2000 meeting.


                                 Other Business
                                 --------------

         Management does not know of any other business to be brought before the Meeting. If any such matters are brought before the Meeting, the proxies named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

                                  Annual Report
                                  -------------

         The Company's 1998 Annual Report and its Annual Report on Form 10-K for the fiscal year ended September 30, 1998 are being sent to all stockholders with this Proxy Statement but are not incorporated herein by reference and are not to be considered a part of the Proxy Materials.

By Order of the Board of Directors,

Gerard A. Herlihy
Secretary

--------------------------------------------------------------------------------
                                      PROXY
--------------------------------------------------------------------------------


                             WILLIAMS CONTROLS, INC.
                        7001 Orchard Lake Road, Suite 424
                            West Bloomfield, Michigan

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 26, 1999


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           -----------------------------------------------------------

         The undersigned stockholder of Williams Controls, Inc. (the "Company") hereby constitutes and appoints Thomas W. Itin or Gerard A. Herlihy as attorneys and proxies, to appear, attend and vote all of the shares of the Common Stock and/or the Series A Preferred Stock of Williams Controls, Inc. standing in the name of the undersigned at the Annual Meeting of Stockholders of Williams Controls, Inc. to be held at the Company's wholly-owned Subsidiary, Premier Plastic Technologies, 42155 Merrill Street, Sterling Heights, Michigan on
Friday, February 26, 1999 at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments thereof:

         1. To elect the following two Class III directors to serve for a three year term expiring in 2002: Anthony B. Cashen and Charles G. McClure.

         For all nominees ____________.

         Withhold authority to vote for all nominee(s) ____________.

         Withhold authority to vote for nominee(s) named below:

    ------------------------------------------------------------------------


         2. To consider and vote upon an amendment to the Company's 1993 Stock Option Plan to increase the number of shares available for grant thereunder from 3,000,000 to 4,500,000.

                  FOR  ______       AGAINST  ______       ABSTAIN  ______


         3. To transact such other business as may properly come before the meeting.

         THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO PROPOSAL TWO AND FOR THE NOMINEES LISTED IN PROPOSAL ONE, BUT THEY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL ONE AND FOR PROPOSAL TWO IF NO SPECIFICATION IS MADE. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.


         Please mark, date and sign your name exactly as it appears hereon and return the Proxy in the enclosed envelope as promptly as possible. It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person. When signing as agent, partner, attorney, administrator, guardian, trustee or in any other fiduciary or official capacity, please indicate your title. If stock is held jointly, each joint owner must sign.

Date:  ____________, 1999
                                    --------------------------------------------
                                    Signature(s)

                                    Address  if  different from that on label:


                                    --------------------------------------------
                                    Street Address

                                    --------------------------------------------
                                    City, State and Zip Code

                                    --------------------------------------------
                                    Number of shares of Common Stock

                                    --------------------------------------------
                                    Number of shares of Series A Preferred Stock


Please check if you intend to be present at the meeting:  ___________